MarketWatch.com Announces Profitable First Quarter 2003 Financial Results;
Company Reports 47% Increase Over Prior Year in Advertising Sales and Positive Cash Flow

San Francisco, CA, April 23, 2003 - MarketWatch.com, Inc. (NASDAQ: MKTW), a leading multimedia source of financial news and information, today announced financial results for the first quarter ended March 31, 2003. The Company's total revenues increased 13% to $11.1 million for the first quarter 2003, compared to $9.8 million for the same period a year ago. First quarter 2003 net income was $35,000, or $0.00 per share, comparing favorably to a net loss of ($5.7 million), or ($0.34) per share, for the first quarter 2002. The Company also reported EBITDA of $1.0 million for the first quarter 2003.

Cash and cash equivalents at March 31, 2003 were $43.8 million, an increase of $432,000 from December 31, 2002.

"The diligent efforts of our advertising sales force combined with an uplift in the advertising market as a whole contributed to our improved financial results," said Larry Kramer, Chairman and CEO of MarketWatch.com. "While we're pleased with the volume of activity coming from advertisers in the current quarter, we remain cautiously optimistic about our business given the general economic climate and the uncertainty surrounding the war."

Revenues
Advertising revenues, which include online and broadcast sales, totaled $5.2 million in the first quarter 2003, an increase of 47% from the first quarter 2002. The increase from first quarter 2002 was driven primarily by the near doubling of advertising revenues from advertisers outside of the financial services sector such as Jaguar, Sprint PCS and IBM. In addition, as a result of improved rates and sell-through, broadcasting advertising revenues from television and radio experienced a growth of 54 percent over the same period last year.

Licensing revenues totaled $5.6 million in the first quarter 2003, compared to $6.2 million in the same period a year ago. The decrease was largely due to softness and consolidation in the financial services sector, which has traditionally been the licensing group's primary focus.

"The war somewhat affected our sales during the first quarter, causing longer sales cycles and a limited number of customers to delay advertising campaigns," said Kramer. "Notwithstanding the impact of the war on our business, our operating model enables us to continue to invest in new products and solutions for our advertising, licensing and subscription customers, which we believe will support the growth of our business as the economy strengthens."

Subscription revenues, which mainly consist of fees collected for the Company's newsletters, were $323,000, up substantially over the $44,000 reported the same period a year ago, primarily due to the Company's acquisition of the Hulbert Financial Digest in April 2002.

Other Financial Highlights
Operating expenses for the first quarter 2003 were $7.2 million, compared to $11.8 million for the same period a year ago. MarketWatch.com full-time employees totaled 210 at March 31, 2003, compared to 196 a year ago.

Sale of the Company's common stock under its employee stock plans generated $574,000 during the first quarter 2003, contributing to the growth in the Company's $43.8 million cash balance at March 31, 2003. Accounts receivable decreased to $6.0 million as of March 31, 2003, compared to $7.3 million reported in the first quarter 2002, primarily due to strong collection efforts.

"Our cash reserves give us the flexibility to invest in our business through internal growth of our products and offerings and pursuit of acquisition and partnering opportunities," said Joan Platt, Chief Financial Officer of MarketWatch.com. "We are continuing to operate conservatively and maintain our expectations to generate positive cash flow and be profitable on an annual basis in 2003."

Audience Growth
During the first quarter 2003, MarketWatch.com's Web properties generated 12.6 million average monthly unique users, an 18% increase from the average monthly unique users of 10.7 million in the fourth quarter 2002 and up 34% from 9.4 million average monthly unique users in Q1 2002, according to digiMine, the Company's third-party traffic researcher.

The Company's Web site page views for the first quarter 2003 grew to 821 million, up 6% from 773 million for the same period a year ago. MarketWatch.com also served an additional 822 million licensing content impressions through the Web sites of licensing clients such as USA Today, New York Times and Morgan Stanley, bringing the total Q1 2003 page view volume to 1.64 billion, compared to 1.56 billion page views and content licensing impressions in the first quarter 2002.

"Our audience size and demographics make MarketWatch.com properties one of the most effective partners for advertisers seeking to reach a daytime audience," said Mr. Kramer. "This quarter's traffic growth underscores the Company's reputation as a reliable source of financial news and information and served as a driver for our advertising and subscription businesses."

Business Highlights

  In January, MarketWatch.com expanded its flagship CBS MarketWatch Web site with a new editorial section covering the investment newsletter industry, called Newsletters & Research. The Company is a leading online provider of information for this important niche within the financial services sector.
  During the first quarter, the Company began a revenue-sharing relationship with Google, providing sponsored links to information related to keyword searches that MarketWatch.com users enter. The Company also began a new per- click relationship with Sprinks, a division of About, Inc., a PRIMEDIA company. Under the agreement, Sprinks provides sponsored links to information related to content that MarketWatch.com users read.
  In February, Media Magazine named CBS MarketWatch the Best Online Business and Finance Publisher for the second straight year.
  In March, MarketWatch.com launched a new service on Yahoo! Platinum, making the Company's financial news and content available to Yahoo! subscribers as part of the Company's ongoing strategy of expanding its paid subscription product offerings.
  In March, the Company signed an agreement with Knight Ridder/Tribune Information Services (KRT) to provide a selection of columns and breaking news stories to be offered for publication in more than 300 newspapers that are served by the KRT news service. CBS MarketWatch's most popular writers, including Marshall Loeb (personal finance), Steve Kerch (real estate) and Frank Barnako (Internet), are among the columns being offered.
  The Calandra Report, a newsletter aimed at active investors, debuted in March. Thom Calandra, the Company's Chief Commentator, has provided the Company's CBS MarketWatch Web site with its most popular commentary for more than five years and now offers profit-seeking strategies and commentary to paid subscribers in addition to his free column on the site.
  The MarketWatch.com Radio Network increased its coverage of the U.S. to 134 markets, including all of the top 50 in the nation. The CBS MarketWatch Weekend television show finished March reaching nearly 86% of Designated Market Areas (DMAs). The quarter marked a period of increased cooperation with CBS News on the war in Iraq news gathering and coverage.

About MarketWatch.com, Inc.
MarketWatch.com, Inc. (NASDAQ:MKTW) is a leading multimedia source of financial news and information. Founded in 1997, the Company operates two award- winning Web sites, CBS MarketWatch and BigCharts. The Company produces the syndicated CBS MarketWatch Weekend TV program, airs financial reports over The CBS Television Network, and provides updates every 30 minutes on the MarketWatch.com Radio Network. MarketWatch.com licenses market news, investment analysis tools and sophisticated charting applications to financial services firms and media companies. The Company also offers subscription products for individual investors, including the Hulbert Financial Digest.

Notice Regarding Forward-Looking Statements
This media release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. The Company's actual results may differ materially from those anticipated in these forward-looking statements, which include statements relating to the Company's anticipated positive cash flow and profitability on an annual basis in 2003, the flexibility afforded by the Company's cash reserves to invest in its business through internal growth and pursuit of acquisitions and partnering opportunities, the volume of future advertising activity, the effect that the economy and the war will have on the Company's sales growth, the Company's intention and ability to invest in new products and solutions for advertising, licensing and subscription customers, the effect that such new product offerings will have on revenue growth, whether the Company's cost structure will enable it to support the growth of its business, and whether the Company's audience size and demographics will be attractive to advertisers seeking to reach a daytime audience. Factors that might contribute to such differences include, among others, the Company's ability to attract advertisers from industries other than the Internet-related industries and the financial industries; levels of renewals from licensing customers and the Company's ability to attract new licensing customers; the level of Internet advertising in general, and the amount of advertising on the Company's Web sites and other media outlets in particular; competition, which could lead to pricing pressure; the Company's ability to generate significant revenues from sources other than Internet advertising; general economic conditions; unforeseen changes in expense levels; new developments relating to the war with Iraq; and the Company's ability to develop on a timely basis, as well as consumer acceptance of, the Company's new services or tools. For more information about these and other potential factors that could affect the Company's business and financial results, see the discussion of "Factors That May Affect Our Operating Results" in the Company's 10-K for the year ended December 31, 2002, as well as other recent reports the Company filed with the Securities and Exchange Commission (the "SEC"), which are available on the SEC's Web site at www.sec.gov.

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Contact:

Joan Platt, CFO, MarketWatch.com, Inc., 415-733-0500, investor_relations@marketwatch.com

MarketWatch.com, Inc.
Condensed Statements of Operations
(in thousands)

                                                 Three months ended
                                                     March 31,
                                               ----------------------
                                                  2003        2002
                                               ----------  ----------
Net revenues (1):
   Advertising............................... $    5,175  $    3,526
   Licensing.................................      5,620       6,246
   Other.....................................        323          44
                                               ----------  ----------
      Total net revenues.....................     11,118       9,816

Cost of net revenues.........................      4,024       3,874
                                               ----------  ----------
Gross profit.................................      7,094       5,942
                                               ----------  ----------
Operating expenses:
   Product development.......................      1,842       1,431
   General and administrative................      2,929       2,825
   Sales and marketing.......................      2,374       2,669
   CBS in-kind advertising...................         45       4,850
                                               ----------  ----------
      Total operating expenses...............      7,190      11,775
                                               ----------  ----------
Income (loss) from operations................        (96)     (5,833)
Interest income..............................        134         182
Income tax...................................         (3)         --
                                               ----------  ----------
Net loss..................................... $       35  $   (5,651)
                                               ==========  ==========

Net income (loss) per share:
Basic........................................ $     0.00  $    (0.34)
                                               ==========  ==========
Diluted...................................... $     0.00  $    (0.34)
                                               ==========  ==========
Weighted average shares used to compute:
   Basic.....................................     17,157      16,792
                                               ==========  ==========
   Diluted...................................     18,047      16,792
                                               ==========  ==========
Supplemental financial data (2):
   Net income (loss)......................... $       35  $   (5,651)
   Depreciation and amortization.............      1,060       1,205
   Interest income...........................       (134)       (182)
   Tax expense...............................         55          72
                                               ----------  ----------
                                              $    1,016  $   (4,556)
                                               ==========  ==========

(1) The Company reclassified prior period revenues to be comparable with current year's presentation.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company has presented EBITDA because it is a common alternative measure of performance and management believes EBITDA is an appropriate measure of evaluating the operating liquidity performance of the Company.

MarketWatch.com, Inc.
Condensed Balance Sheets
(in thousands)

                                                          March 31,   December 31,
                                                            2003         2002
                                                         -----------  -----------

                        Assets
Current assets:
   Cash, cash equivalents and short term investments... $    43,760  $    43,328
   Accounts receivable, net............................       6,040        5,364
   Prepaid expenses....................................       1,312          696
                                                         -----------  -----------
         Total current assets..........................      51,112       49,388

Property and equipment, net............................       5,694        6,680
Goodwill, net..........................................      22,429       22,429
Other assets...........................................         148          148
                                                         -----------  -----------
         Total assets.................................. $    79,383  $    78,645
                                                         ===========  ===========
         Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable and accrued expenses............... $     7,293  $     7,431
   Deferred revenue....................................       1,139          917
                                                         -----------  -----------
         Total current liabilities.....................       8,432        8,348
                                                         -----------  -----------
Stockholders' equity:
   Preferred stock.....................................          --           --
   Common stock........................................         177          171
   Additional paid-in capital..........................     321,561      320,993
   Contribution receivable.............................         (11)         (56)
   Accumulated deficit.................................    (250,776)    (250,811)
                                                         -----------  -----------
         Total stockholders' equity....................      70,951       70,297
                                                         -----------  -----------
         Total liabilities and stockholders' equity.... $    79,383  $    78,645
                                                         ===========  ===========